As filed with the Securities and Exchange Commission on September 29, 2003

Registration No. 333-[        ]

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________

REGISTRATION STATEMENT
ON FORM S-8
UNDER THE SECURITIES ACT OF 1933
_______________

COMMUNITY FINANCIAL CORPORATION
 (Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1532044 (I.R.S. Employer Identification No.)

38 North Central Avenue, Staunton, Virginia (Address of principal executive offices)	24401 (Zip Code)

COMMUNITY FINANCIAL CORPORATION
1996 INCENTIVE PLAN
AND
2003 STOCK OPTION AND INCENTIVE PLAN
(Full title of the plan)
James S. Fleischer, P.C.
Michael S. Sadow, P.C.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)
1700 Wisconsin Avenue, N.W.
Washington, D.C. 20007
(Name and address of agent for service)
(202) 295-4500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	340,000 shares(1)	$8.91(2)	$3,028,400(2)	$245.00(2)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of Community Financial Corporation.
(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, based upon the following: (i) for shares underlying outstanding options granted under the plans, the prices at which such options may be exercised; and (ii) for shares that have not yet been awarded under the plans, the average of the high and low per share sale prices of the common stock on The Nasdaq SmallCap Market of $17.50 per share on September 25, 2003.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            The documents containing the information specified in Part I of the Form S-8 will be sent or given to participants in Community Financial Corporation's 1996 Incentive Plan and Community Financial Corporation's 2003 Stock Option and Incentive Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended.

            Such documents are not being filed with the SEC, but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II of this registration statement), prospectuses that meet the requirements of Section 10(a) of the Securities Act of 1933.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

            The following documents previously or concurrently filed by Community Financial Corporation (the "Company" or the "Registrant") with the SEC are hereby incorporated by reference in this registration statement and the prospectuses to which this registration statement relates, which prospectuses have been or will be delivered to the participants in the plans covered by this registration statement:

  Community Financial Corporation's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003 (File No. 000-18265);

  Community Financial Corporation's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2003; and

  Community Financial Corporation's Current Report on Form 8-K filed with the SEC on January 31, 1990 pursuant to SEC Release No. 34-9072 (together with the following portions of the Corporation's registration statement on Form S-4 filed with the SEC on May 19, 1989)(File No. 33-28817), and all post-effective amendments to such registration statement: "Market Prices and Dividends," "The Holding Company Merger and Reorganization --Comparison of Stockholder Rights" and "The Holding Company -- Restrictions on Resale of Holding Company Common Stock Received by Certain Persons").

            All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and the prospectuses to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this registration statement and the prospectuses to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement and the prospectuses.

            This incorporation by reference shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-B) contained in any annual meeting proxy statement of the Company. Nor shall this incorporation by reference be deemed to specifically incorporate by reference the information provided under Item 9 or Item 12 of any Current Report on Form 8-K of the Company.

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            The Company shall furnish without charge to each person to whom the prospectuses are delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to: R. Jerry Giles, Chief Financial Officer, Community Financial Corporation, 38 North Central Avenue, Staunton, Virginia 24401; telephone number (540) 885-0993 (x142).

            All information appearing in this registration statement and the prospectuses is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities.

            Not applicable.

Item 5.  Interests of Named Experts and Counsel.

            Not applicable.

Item 6.  Indemnification of Directors and Officers.

            Virginia law provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. The Company's Amended and Restated Articles of Incorporation state that the liability of directors and officers is eliminated to the fullest extent permitted by Virginia law.

            Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the following standard of conduct, an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

  he conducted himself in good faith;
  he believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests and (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and
  in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

            A Virginia corporation, however, may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

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            In addition, Virginia law permits a corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against his willful misconduct or a knowing violation of criminal law.

            The Registrant' s Articles of Incorporation provide mandatory indemnification of officers and directors to the full extent permitted by Virginia law.

            The Registrant maintains directors' and officers' liability insurance which may provide indemnification, including indemnification against liabilities under the Securities Act of 1933, to our officers and directors in certain circumstances.

Item 7.  Exemption from Registration Claimed.

            Not applicable.

Item 8.  Exhibits.

            See the Exhibit Index to this Registration Statement.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

            The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Staunton, Commonwealth of Virginia on September 29, 2003.

COMMUNITY FINANCIAL CORPORATION
By:	/s/ P. Douglas Richard P. Douglas Richard President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

            Each person whose signature appears below hereby makes, constitutes and appoints P. Douglas Richard his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ P. Douglas Richard P. Douglas Richard	President and Chief Executive Officer (Principal Executive Officer)	September 29, 2003

/s/ James R. Cooke, Jr. James R. Cooke, Jr.	Chairman of the Board	September 29, 2003

/s/ Charles F. Andersen, M.D. Charles F. Andersen, M.D.	Director	September 29, 2003

/s/ Charles W. Fairchilds Charles W. Fairchilds	Director	September 29, 2003

/s/ Jane C. Hickok Jane C. Hickok	Director	September 29, 2003

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/s/ Dale C. Smith Dale C. Smith	Director	September 29, 2003

/s/ Morgan N. Trimyer, Jr. Morgan N. Trimyer, Jr.	Director	September 29, 2003

/s/ R. Jerry Giles R. Jerry Giles	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 29, 2003

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EXHIBIT INDEX
Exhibit Number	Description of Exhibits

4.1	Amended and Restated Articles of Incorporation of Community Financial Corporation, as currently in effect, filed on July 5, 1996 as an exhibit to the Registrant's definitive proxy statement on Schedule 14A (File No. 000-18265), is incorporated herein by reference.

4.2	Bylaws of Community Financial Corporation, as currently in effect, filed on November 14, 2000 as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000 (File No. 000-18265), is incorporated herein by reference.

4.3	Form of Certificate of Common Stock, filed on June 29, 1999, as an exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999 (File No. 000-18265), is incorporated herein by reference.

5	Opinion of Silver, Freedman & Taff, L.L.P.
23.1	Consent of Yount, Hyde and Barbour, P.C.
23.2	Consent of BDO Seidman, LLP
23.3	Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5).
24	Power of Attorney (included in signature pages).